Exhibit 10.7

Radian Group Inc. Pension Plan

Amended and Restated Effective January 1, 1997

Amendment No. 3

WHEREAS, the Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Pension Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Company, pursuant to the provisions of Section 15.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to provide full vesting to certain participants who are not United States citizens upon such participants’ permanent transfer of employment to Radian Representatives Ldt; and

WHEREAS, the Company desires to remove the provisions of the Plan which provide for the automatic payment of certain small benefits, and to add provisions which provide for a voluntary payment of such small benefits.

NOW THEREFORE, the Plan is hereby amended in the following respects, effective as of March 28, 2005, otherless otherwise indicated below:

1. Effective February 1, 2004, Section 8.1 is amended to read as follows:

8.1 Termination of Employment After 5 or More Years of Service.

(a) Subject to the provisions of Article IX of the Plan in the event of reemployment, if a Participant incurs a Termination of Employment prior to his Normal Retirement Date after completing at least 5 Years of Service, he shall have a nonforfeitable interest in his Accrued Benefit.

(b) Notwithstanding any provisions of the Plan to the contrary, if the Participants whose Social Security Numbers are         -    -             and         -    -             do not already have such nonforfeitable interest in their Accured Benefit pursuant to Section 8.1(a), they shall be deemed to have a nonforfeitable interest in their Accured Benefit as of their first day of employment with Radian Representatives Ldt. UK.

2. The first, second and third paragraphs of Section 6.3 are amended to read as follows:

6.3 Qualified Joint and Survivor Annuity. Notwithstanding anything elsewhere in the Plan to the contrary, any Participant who is not married on his Annuity Starting Date shall receive payment of his benefit in the form of a Single Life Annuity and any Participant who is married on his Annuity Starting Date shall automatically be deemed to have elected to receive an Actuarial Equivalent reduced benefit with 50% of the Participant’s reduced benefit to be paid to his Spouse after his death (the “Qualified Joint and Survivor Annuity”), effective as of his Annuity Starting Date, unless such Participant shall have filed a written election with the Plan Administrator, within 90 days prior to such Annuity Starting Date, waiving the Qualified Joint and Survivor Annuity and electing an optional form of payment described in Section 6.4. Each Participant shall file a written statement with the Plan Administrator indicating whether he is married, and shall notify the Plan Administrator of any subsequent change in his marital status occurring on or before his Annuity Starting Date.

Any waiver of the Qualified Joint and Survivor Annuity filed by a Participant shall be effective only if the consent of the Participant’s Spouse to such waiver is indicated thereon in writing and such consent explicitly acknowledges the effect of the waiver and is notarized, unless no such consent is necessary because (a) such Spouse cannot be located, (b) the Participant and such Spouse are legally separated or the Participant has been abandoned by such Spouse (within the meaning of local law) and has a court order to such effect or (c) such other circumstance exists as a result of which such consent is not required under applicable Treasury Regulations. Any consent by a Participant’s Spouse to a waiver of the Qualified Joint and Survivor Annuity shall be irrevocable. If any payment is made under the Plan in reasonable reliance on (a) a written statement by the Participant that he is unmarried, (b) a Spousal consent that on its face conforms to the requirements set forth above or (c) evidence establishing to the Plan Administrator’s satisfaction that a Participant’s Spouse cannot be located (or that Spousal consent is unnecessary because of the existence of the other circumstances described above), the Plan’s liability for such payment shall be satisfied to the extent of such payment (and the Plan shall have no liability to any Spouse to such extent).

Any subsequent change (by a married Participant who has previously filed a waiver) in his form of benefit (other than a reinstatement of the Qualified Joint and Survivor Annuity) shall not be effective unless a new waiver of the Qualified Joint and Survivor Annuity (containing the notarized consent of the Participant’s Spouse as described above) is filed with the Plan Administrator. If the Spouse dies on or after the Participant’s Annuity Starting Date, the Participant shall continue to receive only the reduced benefit payable under the Qualified Joint and Survivor Annuity, as though the Spouse had not died.

3. Section 6.4 is amended in its entirety to read as follows:

6.4 Optional Forms of Payment.

(a) Joint and Survivor Annuity Option. In lieu of a benefit payable in accordance with Section 6.3 of the Plan, a married Participant may, within 90 days prior to his Annuity Starting Date, elect to receive a reduced benefit payable monthly during his lifetime, with 75% or 100% (as the Participant specifies) of such reduced benefit to be paid after his death to his Spouse. The reduced benefits payable to the Participant and his Spouse shall be the Actuarial Equivalent of the Single Life Annuity for the Participant under Section 6.1 of the Plan. A benefit payable under this Section 6.4 of the Plan shall become effective on the Participant’s Annuity Starting Date.

Subject to Section 7.4 of the Plan, if a Participant dies before his Annuity Starting Date, his election of a Joint and Survivor Annuity Option shall be void. If the Participant’s Spouse dies before the Participant’s Annuity Starting Date, his election of the Joint and Survivor Annuity Option shall be void. All payments under the Joint and Survivor Annuity Option shall cease with the payment for the month in which the Participant or his Spouse dies, whichever is later.

(b) Lump Sum Option. At the election of the Participant, if the Actuarial Equivalent lump sum value of the Participant’s Accrued Benefit is equal to or less than $5,000 at his Annuity Starting Date, distribution may be made in the form of a lump sum payable within a reasonable time after the Participant has submitted a written election with the Plan Administrator.

4. Section 6.5 is amended in its entirety to read as follows:

6.5 Termination without Vested Rights. Any Participant who shall terminate employment (other than by death) without vested rights to a benefit under the Plan shall be considered, upon his Termination of Employment, to have received the full value of his interest in the Plan and he shall have no further rights under the Plan (subject to the provisions of the Plan concerning reemployment).

5. The third paragraph of Section 12.1 is amended to read as follows:

The Plan Administrator shall establish reasonable procedures for determining the qualified status of any domestic relations order and for administering distributions under any QDRO. No payments shall be made from the Plan pursuant to a QDRO before the earliest date the Participant (a) is entitled to begin receiving benefits under the Plan or (b) (in the case of a Participant who is still employed) would be entitled to thus begin receiving such benefits immediately, if he were to retire.

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 3 to be executed by its duly authorized party on this 5th day of May, 2005.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	SVP, Human Resources

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